Exhibit (d)(10)(viii)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 4, 2013 to the Investment Advisory Agreement dated as of June 15, 2004, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUND	INVESTMENT ADVISER COMPENSATION*
Transamerica Mid Cap Value	0.85% of the first $100 million 0.80% in excess of $100 million
Transamerica Short-Term Bond	0.55% of the first $250 million 0.50% over $250 million up to $500 million 0.475% over $500 million up to $1 billion 0.45% in excess of $1 billion

*	As a percentage of average daily net assets on an annual basis.

In all other respects, the Investment Advisory Agreement dated as of June 15, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 4, 2013.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher
Name:	Dennis P. Gallagher
Title:	Senior Vice President, General Counsel and Secretary